Exhibit 10.47

Execution Copy

AGREEMENT, dated as of August 6, 2012, between BANNER PHARMACAPS INC., a corporation organized under the laws of Delaware (the "Company"), and AQEEL FATMI (the "Employee"), with an address at 4125 Premier Drive, High Point, North Carolina.

WITNESSETH:

WHEREAS, the Company considers it in its best interest to retain and encourage the continuing service and dedication of its designated management team, in part, by ensuring that the members of the management team receive fair treatment in the event of a change of control of the Company; and

WHEREAS, the Employee is a valued member of the Company's management team, and the Company wishes to set out the rights and entitlements of the Employee on a termination of his employment in the circumstances set out herein;

NOW, THEREFORE, in consideration of the premises and of the mutual obligations herein set forth, the parties agree as follows:

1. Definitions.

"Change of Control" means a transaction or series of transactions whereby directly or indirectly:

(a)	any person or combination of persons (other than Vion or any affiliate thereof) acquires 50% or more of the outstanding voting securities of the Company;

(b)
property or assets (i) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) utilized by the Company as at the end of the Company's most recently completed financial year or (ii) which during the Company's most recently completed financial year generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income of the Company, are sold or otherwise transferred to any other person or persons (other than Vion or one or more of its affiliates); or

(c)
the Company is merged or consolidated with another entity or undergoes any other corporate transaction, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company (or affiliates of such stockholders) immediately prior to such merger, consolidation or other reorganization.

"Disability" means the Employee's inability to substantially fulfill his duties on behalf of the Company such that he has been approved for long-term disability benefits pursuant to the Company's long-term disability plan.

"Excluded Termination" means a termination of the Employee's employment with the Company:

(a)by the Company for Just Cause;

(b)by the Employee other than for Good Reason; or

(c)as a result of the Disability, death or retirement of the Employee.

"Good Reason" means a (i) material adverse change in the duties, authority, responsibilities, salary or level of benefits (including, without limitation, a material reduction in the bonus target percentage) of the Employee, except where the reduction in salary or benefits is not more than 10% and is part of a general reduction affecting all or substantially all of the Company's management team, (ii) a relocation of the Employee more than fifty (50) miles from the Employee's current place of employment, or (iii) the Company's failure to pay any amounts due and owing under the terms of any equity plan or incentive compensation plan then in effect; provided, however, that during the four month period following a Change of Control, (y) a material adverse change in duties, authority or responsibilities of the Employee from those prior to the Change of Control, or (z) a temporary relocation of the Employee more than fifty (50) miles from the Employee's current place of employment (so long as the Company maintains a travel and per diem expense policy during this period at least as favorable as that in effect immediately prior to such Change of Control) shall not constitute "Good Reason", so long as the Employee's duties are to facilitate a transition or integration with the successor company or are otherwise commensurate with a senior role; and provided, further, that none of the foregoing conditions or events shall constitute Good Reason unless: (y) Employee has provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (z) the Company has failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.

"Just Cause" means conduct by the Employee that constitutes or results in any of the following: (i) Employee's conviction for a felony or conviction for a criminal offense that would damage the reputation of the Company; (ii) Employee's gross negligence or willful misconduct that is detrimental to the Company; (iii) the breach by the Employee of (A) any duty or undertaking owing to the Company to keep confidential the confidential or proprietary information and trade secrets of the Company or (B) any agreement between the Employee and the Company; or (iv) a material breach of any Company policy governing ethics or code of conduct. To the extent that an event described above is susceptible to cure, no termination with Just Cause will occur unless the Company has first provided written notice of the event that constitutes Just Cause and the Employee has failed to cure such event within ten (10) business days of such notice.

"Vion" means Vion Holding N.V., a Netherlands corporation.

2. Term. This Agreement shall enter into effect on the date hereof and shall terminate on December 31, 2013. The obligations of the Company under this Agreement shall survive such termination if there is a Change of Control prior to December 31, 2013, or an agreement has been entered into prior to December 31, 2013, which, when the transaction contemplated by such agreement is completed, would constitute a Change of Control. This Agreement shall not be deemed to amend or revise the terms and conditions of employment of the Employee other than as expressly set forth herein.

3. Change of Control Benefits. If within eighteen (18) months following a Change of Control, the Employee's employment with the Company shall be terminated for any reason whatsoever (including by the Employee for Good Reason), other than as a result of an Excluded Termination, the following provisions, in lieu of, and not in addition to, any other contractual termination obligations, shall apply (subject to Section 5):

(a)
The Employee shall be entitled to receive, and the Company shall pay to the Employee, in addition to all entitlements and amounts due and owing for services rendered through the date of termination, a lump sum cash amount, less applicable withholding deductions, equal to (i) the aggregate of twenty-four (24) months' base salary at the date of termination (but no less than the salary in effect at the time of the Change of Control), plus (ii) the Employee's target payout of his short and long term bonus for the 24-month period after such date of termination (but no less than the target in effect at the time of the Change of Control), and paid within sixty (60) days of the date of the Employee's termination from employment. In addition, Employee shall be entitled to receive, and the Company shall pay to the Employee, a pro-rata portion of the Employee's short and long term bonuses for the year of termination, which amount shall be determined in the sole discretion of the Company's Board of Directors exercising good faith in accordance with the terms of the short and long term bonus plan in effect at the time of termination and paid at the same time as the Company pays its bonuses to management generally under such plans.

(b)
The Employee shall continue to receive, and the Company shall continue to provide or cause to be provided to the Employee, until (i) the end of the twelve (12) month period immediately following the date of termination, or (ii) the date on which the Employee becomes eligible for group medical benefits with a new employer, whichever occurs first, group medical, dental and vision benefits, as in existence immediately prior to the termination, or as subsequently modified for continuing management employees. The coverage provided under this paragraph (b) shall run concurrently with and be offset by any continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that the cost to the Employee shall not exceed the cost in place immediately prior to the termination. The Employee shall not be entitled to continued coverage under any other benefit plans of the Company. However, in lieu of the Employee's continued participation in the Company's group disability, life and accident insurance plans, the Company shall make a lump sum payment to the Employee in an amount equal to the greater of two (2) times the annualized cost of such group disability, life and accident insurance that the Company had paid for such coverages during the year in which the termination occurs and $10,000, which amount shall be paid within sixty (60) days of the Employee's termination from employment. The foregoing sentence shall also modify the last sentence of Section 9(c) of the Employment Agreement between the Employee and the Company dated January 1, 2007, as amended, (the "Employment Agreement"), as it relates to continuation of his group disability, life and accidence insurance.

(c)
The Employee shall be entitled to participate in an outplacement counseling program of the Company's choice during the twelve (12) month period following the date of termination at a cost to the Company not to exceed 10% of the Employee's base salary at the date of termination. In lieu of the foregoing, the Company shall have the right to implement an omnibus outplacement counseling program for such twelve (12) month period in which all members of the Company's management team may participate.

(d)
Notwithstanding anything to the contrary contained in the 2012 Retention Incentive Plan for Banner Companies (the "Retention Plan"), the Employee shall be entitled to receive the Second Payment (as such term is defined in the Retention Plan) in the event of the Employee's termination of employment for Good Reason prior to payment of the Second Payment. Such payment shall be made at the same time as such payments are made to other Participants in the Retention Plan pursuant to its terms.

(e)
The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement, or damages resulting from a failure of the Company to make any such payment or provide any such benefit, by seeking other employment, by taking early retirement or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of taking early retirement, employment by another company after termination or otherwise, save as expressly provided herein.

(f)
In the event of the Employee's material breach of any of the restrictive covenants to which he is bound (which are incorporated herein by reference), including without limitation, the obligations described in Sections 7 and 8 of the Employment Agreement, the Company's obligation to make the payments and provide the benefits described in Section 3 under this Agreement (the "Severance Benefits") shall cease; and the Company will be entitled to recoup any payments and the cost of such benefits already provided to the Employee, in addition to any other remedies available to the Company.

4. Return of Materials. Upon the termination of the Employee's employment, the Employee will return all materials relating to the business and affairs of the Company and its subsidiaries to the Company.

5. Release. In order to receive the Severance Benefits, the Employee must (i) execute and deliver to the Company a separation agreement and release of claims in a form satisfactory to the Company within the time prescribed therein but in no event later than fifty (50) days of the date of the Employee's termination of employment and (ii) not revoke such separation agreement and release pursuant to any revocation rights afforded by law. The Company shall provide to the Employee the form of separation agreement and release of claims not later than three (3) days following the Employee's termination of employment. If the Employee does not timely execute and deliver to the Company such a separation agreement and release of claims, or if the Employee executes a separation agreement and release of claims but revokes it, no Severance Benefits shall be paid.

6. Governing Law. The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

7. Section 409A; Section 280G Compliance.

(a)
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code") (including Treasury regulations and other published guidance related thereto) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code.The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section. Notwithstanding any other provisions of this Agreement, any payment of the Severance Benefits that is "nonqualified deferred compensation" under Section 409A of the Code and that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code because the Employee is a "specified employee" shall not be paid until the later of (i) six (6) months after the date of the Employee's termination of employment (or, if earlier, the Employee's death) and (ii) the date on which it was otherwise due pursuant to Section 3.

(b)
No payment will be made hereunder to Employee if such payment would constitute a "parachute payment" within the meaning of Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), unless the shareholders of the Company have approved the payment in accordance with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the corresponding Treasury Regulations promulgated thereunder.

8. Entire Agreement. This Agreement, together with the covenants incorporated herein by reference in Section 3(f), constitute the entire agreement between the parties with respect to their subject matter and supersede any prior agreement or understanding, including, without limitation, any change of control agreements that may have expired. For the avoidance of doubt, the Employment Agreement remains in full force and effect, except as modified by Section 3(b) herein, provided that in no event shall the Employee receive a duplicate benefit under that agreement; the provision in either this Agreement or the Employment Agreement that provides for a greater benefit to the Employee shall apply.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized representative, and the Employee has hereunto executed the same, all as of the day and year first written above.

THE COMPANY:	BANNER PHARMACAPS INC.

By: /s/ Peter Beckers
Name: Peter Beckers
Title: Chairman

THE EMPLOYEE:	/s/ Aqeel Fatmi
Name: Aqeel Fatmi

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